[COMPANY LETTERHEAD]
May 20, 2011
Via EDGAR Submission
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Attn: David L. Orlic

Re:	SRA INTERNATIONAL, INC. Preliminary Proxy Statement on Schedule 14A originally filed April 18, 2011 (SEC File No. 001-31334)
Schedule 13E-3 originally filed April 18, 2011 (SEC File No. 005-78832)
Ladies and Gentlemen:
     The undersigned, SRA International, Inc. (“SRA”), acknowledges, with respect to the above-referenced filings (the “filings”), that:
•	SRA is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	SRA may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours, SRA INTERNATIONAL, INC.
By:	/s/ Stanton D. Sloane
	Name:	Dr. Stanton D. Sloane
	Title:	President & Chief Executive Officer

May 20, 2011
Via EDGAR Submission
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn: David L. Orlic

Re:	SRA INTERNATIONAL, INC. Preliminary Proxy Statement on Schedule 14A originally filed April 18, 2011 (SEC File No. 001-31334)
Schedule 13E-3 originally filed April 18, 2011 (SEC File No. 005-78832)
Ladies and Gentlemen:
     The undersigned, Sterling Holdco Inc. (“Holdco”), acknowledges, with respect to the above-referenced filings (the “filings”), that:
•	Holdco is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	Holdco may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours, STERLING HOLDCO INC.
By:	/s/ Julie G. Richardson
	Name:	Julie G. Richardson
	Title:	President

May 20, 2011
Via EDGAR Submission
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn: David L. Orlic

Re:	SRA INTERNATIONAL, INC. Preliminary Proxy Statement on Schedule 14A originally filed April 18, 2011 (SEC File No. 001-31334)
Schedule 13E-3 originally filed April 18, 2011 (SEC File No. 005-78832)
Ladies and Gentlemen:
     The undersigned, Sterling Parent Inc. (“Parent”), acknowledges, with respect to the above-referenced filings (the “filings”), that:
•	Parent is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	Parent may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours, STERLING PARENT INC.
By:	/s/ Julie G. Richardson
	Name:	Julie G. Richardson
	Title:	President

May 20, 2011
Via EDGAR Submission
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn: David L. Orlic

Re:	SRA INTERNATIONAL, INC. Preliminary Proxy Statement on Schedule 14A originally filed April 18, 2011 (SEC File No. 001-31334)
Schedule 13E-3 originally filed April 18, 2011 (SEC File No. 005-78832)
Ladies and Gentlemen:
     The undersigned, Sterling Merger Inc. (“Merger Sub”), acknowledges, with respect to the above-referenced filings (the “filings”), that:
•	Merger Sub is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	Merger Sub may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours, STERLING MERGER INC.
By:	/s/ Julie G. Richardson
	Name:	Julie G. Richardson
	Title:	President

[PROVIDENCE LETTERHEAD]
May 20, 2011
Via EDGAR Submission
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn: David L. Orlic

Re:	SRA INTERNATIONAL, INC. Preliminary Proxy Statement on Schedule 14A originally filed April 18, 2011 (SEC File No. 001-31334)
Schedule 13E-3 originally filed April 18, 2011 (SEC File No. 005-78832)
Ladies and Gentlemen:
     The undersigned, Providence Fund Holdco (Domestic ECI) L.P., Providence Managing Member L.L.C., Providence Equity Partners VI L.P., Providence Equity Partners VI-A L.P., Providence Equity GP VI, L.P. and Providence Equity Partners VI L.L.C. (collectively, “Providence”), acknowledge, with respect to the above-referenced filings (the “filings”), that:
•	Providence is responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	Providence may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
* * * * *

Very truly yours,

PROVIDENCE FUND HOLDCO (DOMESTIC ECI) L.P.

By:	Providence Managing Member, L.L.C., its sole general partner

By:	/s/ Julie G. Richardson
Name:	Julie G. Richardson
Title:	Authorized Signatory

PROVIDENCE MANAGING MEMBER L.L.C.

By:	/s/ Julie G. Richardson
Name:	Julie G. Richardson
Title:	Authorized Signatory

PROVIDENCE EQUITY PARTNERS VI L.P.

By:	Providence Equity GP VI, L.P., its sole
general partner

By:	Providence Equity Partners VI L.L.C., its
sole general partner

By:	/s/ Julie G. Richardson
Name:	Julie G. Richardson
Title:	Managing Director

PROVIDENCE EQUITY PARTNERS VI-A L.P.

By:	Providence Equity GP VI, L.P., its sole
general partner

By:	Providence Equity Partners VI L.L.C., its
sole general partner

By:	/s/ Julie G. Richardson
Name:	Julie G. Richardson
Title:	Managing Director

PROVIDENCE EQUITY GP VI, L.P.

By:	Providence Equity Partners VI L.L.C., its
sole general partner

By:	/s/ Julie G. Richardson
Name:	Julie G. Richardson
Title:	Managing Director

PROVIDENCE EQUITY PARTNERS VI L.L.C.

By:	/s/ Julie G. Richardson
Name:	Julie G. Richardson
Title:	Managing Director

3

May 20, 2011
Via EDGAR Submission
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attn: David L. Orlic

Re:	SRA INTERNATIONAL, INC. Preliminary Proxy Statement on Schedule 14A originally filed April 18, 2011 (SEC File No. 001-31334)
Schedule 13E-3 originally filed April 18, 2011 (SEC File No. 005-78832)
Ladies and Gentlemen:
     The undersigned, The Ernst Volgenau 2011 Charitable Remainder Unitrust I, The Ernst Volgenau 2011 Charitable Remainder Unitrust II, The Ernst Volgenau Revocable Trust, Ernst Volgenau 2010 Grantor Retained Annuity Trust, Dr. Ernst Volgenau and Sara Volgenau (collectively, the “Volgenau Parties”), acknowledge, with respect to the above-referenced filings (the “filings”), that:
•	The Volgenau Parties are responsible for the adequacy and accuracy of the disclosures in the filings;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	The Volgenau Parties may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
* * * * *

Very truly yours,

THE ERNST VOLGENAU 2011 CHARITABLE REMAINDER UNITRUST I

By:	/s/ Ernst Volgenau
Name:	Dr. Ernst Volgenau
Title:	Trustee

THE ERNST VOLGENAU 2011 CHARITABLE REMAINDER UNITRUST II

By:	/s/ Ernst Volgenau
Name:	Dr. Ernst Volgenau
Title:	Trustee

THE ERNST VOLGENAU REVOCABLE TRUST

By:	/s/ Ernst Volgenau
Name:	Dr. Ernst Volgenau
Title:	Trustee

THE ERNST VOLGENAU GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Sara Volgenau
Name:	Sara Volgenau
Title:	Trustee

DR. ERNST VOLGENAU

/s/ Ernst Volgenau

Dr. Ernst Volgenau

2

SARA VOLGENAU

/s/ Sara Volgenau
Sara Volgenau

3